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                                                               Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                     COMPUTATION OF BASIC AND DILUTED
                            EARNINGS PER SHARE

(In Millions, Except Per Share Data)

                                                   Three Months Ended

                                                   May 3,        May 4,
                                                   1998           1997
BASIC
Net Earnings Available to Common
   Shareholders                                  $   337       $   259

Weighted Average Number of
   Common Shares Outstanding                         733           725
             Basic Earnings Per Share            $  0.46       $  0.36


DILUTED

Net Earnings Available to Common
   Shareholders                                  $   337       $  259

Tax Effected Interest Expense
   Attributable to 3.25% Convertible
   Subordinated Notes                                  6            6
Net Earnings Available to Common
   Shareholders Assuming Dilution                $   343       $  265

Weighted Average Number of
   Common Shares Outstanding                         733          725

Effect of Potentially Dilutive Securities:
   3.25% Convertible Subordinated Notes               24           24

   Employee Stock Plans                               12            6

Weighted Average Number of Common Shares
    Outstanding Assuming Dilution                    769          755


       Diluted Earnings Per Share                $  0.45       $ 0.35

(1) Employee stockplans represent shares granted under the Company's employee stock purchase plan and stock option plans,as well as shares issued for deferred compensation stock plans. For fiscal years 1998 and 1997, shares issuable upon conversion of the Company's 3.25% Notes, issued in October 1996, were included
    in weighted average  shares assuming  dilution  for   purposes  of
    calculating diluted earnings per share. To calculate diluted earnings per share, net earnings are adjusted for tax-effected net interest and issue costs on the 3.25% Notes and divided by weighted average shares assuming dilution.
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